EXHIBIT 99.1

America's Car-Mart Reports Diluted Earnings per Share of $.61 on Revenue Increase of 10.2% to $121 Million

BENTONVILLE, Ark., Nov. 19, 2013 (GLOBE NEWSWIRE) -- America's Car-Mart, Inc. (Nasdaq:CRMT) today announced its operating results for the second quarter of fiscal 2014.

Highlights of second quarter operating results:

  Net income of $5.8 million - $.61 per diluted share vs. $.76 per diluted share for prior year quarter
  Revenues of $121 million compared to $110 million for the prior year quarter with same store revenue increase of 3.8%
  Retail unit sales increase of 8.1% to 10,608 from 9,814 for the prior year quarter with 27.6 retail units sold per dealership per month down from 28.2 for prior year quarter
  Average retail sales price increased $195 to $9,710 or 2.0% from the prior year quarter and decreased $126 or 1.3% sequentially
  Net charge-offs as a percent of average finance receivables of 6.9%, up from 6.5% for prior year quarter
  Provision for credit losses of 26.3% of sales vs. 24.1% for prior year quarter
  Selling, General and Administrative Expenses at 18.2% of sales vs. 17.7% for prior year quarter
  Opened three new dealerships during the quarter - dealership count now at 129
  Active accounts base now over 60,000
  Debt to equity of 47.0% and debt to finance receivables of 26.1%
  Allowance for credit losses at 21.5% of finance receivables at October 31, 2013

Highlights of six month operating results:

  Net income of $13.3 million or $1.40 per diluted share vs. $1.59 per diluted share for prior year period
  Revenue increase of 10.8% to $244 million from $220 million for the prior year period with same store revenue growth of 4.6%
  Retail unit sales increase of 8.6% to 21,251 from 19,567 for the prior year period
  Net Charge-offs as a percentage of average finance receivables of 13.1% compared to 12.4% for the prior year
  Provision for credit losses of 25.3% of sales vs. 23.1% for prior year period
  Strong cash flows supporting the significant increase in revenues, the $25.4 million increase in finance receivables, $4.0 million in net capital expenditures and the $531,000 in common stock repurchases (12,620 shares) with only a $2.1 million increase in total debt

"We are pleased with our top line growth in this presently challenging competitive environment. We are excited about our future and proud of the great work of our associates as they take care of our customers. We are highly focused on increasing customer success and tightening expenses while ensuring that our infrastructure remains solid to support the business," said William H. ("Hank") Henderson, President and Chief Executive Officer of America's Car-Mart. "I would like to note the tireless efforts of our Area Operations Managers and our General Managers as they work hand-in-hand to move our Company forward. They are dedicated to ensuring we are doing everything possible to accomplish our mission of earning the repeat business of our customers by providing quality vehicles, affordable payment terms and excellent service. The roles of Area Operations Manager and General Manager are critical to our future and we are fortunate to have such high quality individuals serving in these capacities."

"We are convinced that our past and future success can and will be directly attributed to the fact that our General Managers truly 'own' their individual dealerships and make the key decisions around purchasing, underwriting, sales and collections," added Mr. Henderson. "Our infrastructure exists to support our General Managers as they run their businesses at the local level. We believe that many companies that are competing for our customers on the funding side are not focused on earning repeat business tied to customer success. This is a reality that is having a negative effect on our business especially on the provision for credit loss line. We remain committed to the belief that the only way to run this business for the long-term is to do everything possible to help customers successfully complete the terms of their contracts. By focusing on customer success, we will continue to fulfill our vision of being the most respected buy-here-pay-here organization in the country."

"We finished the quarter with 129 dealerships, an increase of 12 from this time last year. We have several new openings planned for the next few months and we continue to expect to open a total of 12 for the fiscal year," added Mr. Henderson. "We sold 10,608 retail units during the quarter, an 8.1% increase. Same store revenues were up 3.8% although the average retail units sold per dealership per month decreased for the quarter to 27.6 which is related to the intense competitive environment that we are facing. We remain convinced that the business model will continue to support significant unit volume expansion. We are excited about our future and we will continue to fight to retain our better customers."

"A 10.2% increase in revenues in this environment is significant and something we are very proud of. We will continue to add new dealerships in great new towns but at the same time remain disciplined on our underwriting and deal structures, something that has negatively affected productivity especially in our older more mature dealerships. Even in the face of increased competition, our down-payment percentage was down only slightly from last year. Also, we are pleased that the overall contract term during the quarter was flat sequentially at 29.5 months (28.3 at this time last year). For competitive reasons, we may have to continue to consider offering slightly longer terms and somewhat lower down payments into the future. We will continue to work hard to structure our contracts to maximize customer success in order to earn repeat business," said Jeff Williams, Chief Financial Officer of America's Car-Mart. "Our provision for credit losses is certainly higher than we would like, but our expected cash-on-cash returns are very attractive even with the higher credit loss amounts. We will continue to ensure that we maximize efficiencies on the operating expense side of the business in light of the competition. We remain committed to always being a very low cost operator in a tough business."

"As we have said in the past, we believe it is prudent to maintain a very conservative balance sheet, especially in the current operating environment. Our debt to equity ratio was 47.0% and our debt to finance receivables ratio was 26.1% at the end of the quarter. We repurchased 3,600 shares of common stock during the quarter and since February 1, 2010 we have repurchased 2.9 million shares, or almost 25% of our Company. We believe in the long-term value of our Company and plan to invest in the repurchase program when favorable conditions are present. Our first priority for capital allocation will continue to be to support the healthy growth of the business," added Mr. Williams. "We will continue to stay focused on cash returns and aggressive expense management, and we believe our future is bright."

Conference Call

Management will be holding a conference call on Wednesday, November 20, 2013 at 11:00 a.m. Eastern Time to discuss fourth quarter results. A live audio of the conference call will be accessible to the public by calling (877) 776-4031. International callers dial (631) 291-4132. Callers should dial in approximately 10 minutes before the call begins. A conference call replay will be available one hour following the call for thirty days and can be accessed by calling (855) 859-2056 (domestic) or (404) 537-3406 (international), conference call ID # 10344857.

About America's Car-Mart

America's Car-Mart, Inc. (the "Company") operates 129 automotive dealerships in ten states and is one of the largest publicly held automotive retailers in the United States focused exclusively on the "Integrated Auto Sales and Finance" segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers. For more information, including investor presentations, on America's Car-Mart, please visit our website at www.car-mart.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company's future objectives, plans and goals, as well as the Company's intent, beliefs and current expectations regarding future operating performance, and can generally be identified by words such as "may," "will," "should," "could, "believe," "expect," "anticipate," "intend," "plan," "foresee," and other similar words or phrases. Specific events addressed by these forward-looking statements include, but are not limited to:

  new dealership openings;
  performance of new dealerships;
  same store revenue growth;
  future overall revenue growth;
  the Company's collection results, including but not limited to collections during income tax refund periods;
  repurchases of the Company's common stock; and
  the Company's business and growth strategies.

These forward-looking statements are based on the Company's current estimates and assumptions and involve various risks and uncertainties. As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements. Factors that may cause actual results to differ materially from the Company's projections include, but are not limited to:

  the availability of credit facilities to support the Company's business;
  the Company's ability to underwrite and collect its accounts effectively, including but not limited to collections during income tax refund periods;
  competition;
  dependence on existing management;
  availability of quality vehicles at prices that will be affordable to customers;
  changes in financing laws or regulations; and
  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels.

Additionally, risks and uncertainties that may affect future results include those described from time to time in the Company's SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Three Months Ended		2013	Three Months Ended
	October 31,		vs.	October 31,
	2013	2012	2012	2013	2012
Operating Data:
Retail units sold	10,608	9,814	8.1%
Average number of stores in operation	128	116	10.3
Average retail units sold per store per month	27.6	28.2	(2.1)
Average retail sales price	$ 9,710	$ 9,515	2.0
Same store revenue growth	3.8%	(4.8)%
Net charge-offs as a percent of average Finance Receivables	6.9%	6.5%
Collections as a percent of average Finance Receivables	13.6%	14.5%
Average percentage of Finance Receivables-Current (excl. 1-2 day)	81.8%	82.4%
Average down-payment percentage	6.2%	6.4%

Period End Data:
Stores open	129	117	10.3%
Accounts over 30 days past due	4.7%	4.3%
Finance Receivables, gross	$ 388,799	$ 339,248	14.6%

Operating Statement:
Revenues:
Sales	$ 107,765	$ 98,194	9.7%	100.0%	100.0%
Interest income	13,666	12,025	13.6	12.7	12.2
Total	121,431	110,219	10.2	112.7	112.2

Costs and expenses:
Cost of sales	62,823	56,204	11.8	58.3	57.2
Selling, general and administrative	19,581	17,351	12.9	18.2	17.7
Provision for credit losses	28,296	23,647	19.7	26.3	24.1
Interest expense	722	708	2.0	0.7	0.7
Depreciation and amortization	795	696	14.2	0.7	0.7
Gain on Disposal of Property and Equipment	(2)	--	--	--	--
Total	112,215	98,606	13.8	104.1	100.4

Income before taxes	9,216	11,613		8.6	11.8

Provision for income taxes	3,411	4,335		3.2	4.4

Net income	$ 5,805	$ 7,278		5.4	7.4

Dividends on subsidiary preferred stock	$ (10)	$ (10)

Net income attributable to common shareholders	$ 5,795	$ 7,268

Earnings per share:
Basic	$ 0.64	$ 0.80
Diluted	$ 0.61	$ 0.76

Weighted average number of shares outstanding:
Basic	9,016,820	9,105,921
Diluted	9,484,654	9,579,409

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Six Months Ended		2013	Six Months Ended
	October 31,		vs.	October 31,
	2013	2012	2012	2013	2012
Operating Data:
Retail units sold	21,251	19,567	8.6%
Average number of stores in operation	126	115	9.6
Average retail units sold per store per month	28.1	28.4	(1.1)
Average retail sales price	$ 9,773	$ 9,549	2.3
Same store revenue growth	4.6%	0.1%
Net charge-offs as a percent of average Finance Receivables	13.1%	12.4%
Collections as a percent of average Finance Receivables	27.3%	29.4%
Average percentage of Finance Receivables-Current (excl. 1-2 day)	81.1%	82.0%
Average down-payment percentage	6.4%	6.8%

Period End Data:
Stores open	129	117	10.3%
Accounts over 30 days past due	4.7%	4.3%
Finance Receivables, gross	$ 388,799	$ 339,248	14.6%

Operating Statement:
Revenues:
Sales	$ 216,914	$ 196,491	10.4%	100.0%	100.0%
Interest income	27,061	23,728	14.0	12.5	12.1
Total	243,975	220,219	10.8	112.5	112.1

Costs and expenses:
Cost of sales	125,445	112,389	11.6	57.8	57.2
Selling, general and administrative	39,395	35,207	11.9	18.2	17.9
Provision for credit losses	54,826	45,310	21.0	25.3	23.1
Interest expense	1,512	1,361	11.1	0.7	0.7
Depreciation and amortization	1,572	1,358	15.8	0.7	0.7
Loss on Disposal of Property and Equipment	39	--	--	0.0	--
Total	222,789	195,625	13.9	102.7	99.6

Income before taxes	21,186	24,594		9.8	12.5

Provision for income taxes	7,840	9,198		3.6	4.7

Net income	$ 13,346	$ 15,396		6.2	7.8

Dividends on subsidiary preferred stock	$ (20)	$ (20)

Net income attributable to common shareholders	$ 13,326	$ 15,376

Earnings per share:
Basic	$ 1.48	$ 1.67
Diluted	$ 1.40	$ 1.59

Weighted average number of shares outstanding:
Basic	9,018,524	9,205,332
Diluted	9,488,753	9,665,739

America's Car-Mart, Inc.
Consolidated Balance Sheet and Other Data
(Dollar in Thousands)

	October 31,	April 30,
	2013	2013

Cash and cash equivalents	$ 341	$ 272
Finance receivables, net	$ 308,100	$ 288,049
Inventory	$ 30,217	$ 32,827
Total assets	$ 376,465	$ 358,265
Total debt	$ 101,650	$ 99,563
Treasury stock	$ 95,078	$ 94,547
Stockholders' equity	$ 216,151	$ 202,268
Shares outstanding	9,017,329	9,023,290

Finance receivables:
Principal balance	$ 388,799	$ 363,394
Deferred revenue - payment protection plan	(13,454)	(12,910)
Allowance for credit losses	(80,699)	(75,345)

Finance receivables, net of allowance and deferred revenue	$ 294,646	$ 275,139

Allowance as % of principal balance	21.50%	21.50%

Changes in allowance for credit losses:
	Six Months
	Ended October 31,
	2013	2012
Balance at beginning of period	$ 75,345	$ 65,831
Provision for credit losses	54,826	45,310
Charge-offs, net of collateral recovered	(49,472)	(40,704)
Balance at end of period	$ 80,699	$ 70,437
CONTACT: William H. ("Hank") Henderson, CEO
         at (479) 464-9944

         or

         Jeffrey A. Williams, CFO
         at (479) 418-8021